Exhibit 99.2

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720/888-2517		720/888-2518

	Paul Lonnegren		Karen King
	720/888-6099		720/888-2503

Level 3 Affirms Guidance for Second Quarter

and Full Year 2003

BROOMFIELD, Colo., June 30, 2003—Level 3 Communications, Inc. (Nasdaq:LVLT) today announced that it is reaffirming financial guidance for the second quarter and full year 2003.

Level 3 is reaffirming the projections that the company issued on April 24, 2003, although certain line item components of its consolidated guidance numbers may be different from what was presented in Level 3’s first quarter 2003 earnings press release.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport, colocation services, Genuity managed services, and patented Softswitch-based managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, (i)Structure and Software Spectrum. For additional information, visit their respective web sites at www.softwarespectrum.com, and www.i-structure.com.

Forward Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, the challenges of integration, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company’s target markets. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.